EXHIBIT 99.78

TRW Inc.
1900 Richmond Road
Cleveland, OH 44124

VOTE BY TELEPHONE

Have your voting instruction card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your voting instruction card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your voting instruction card in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your vote must be received by no later than 11:59 p.m. [EDT]             , 2002 to be counted in the final tabulation.

Your Control Number is:

ê Please fold and detach card at perforation before mailing. ê

TRW INC.	VOTING INSTRUCTION CARD

These confidential voting instructions are solicited by the Board of Directors of TRW Inc. for the Special Meeting of Shareholders to be held on [            ], 2002.

These confidential voting instructions are to the co-trustees under The TRW Employee Stock Ownership and Savings Plan (the “Plan”) and relate to Common Stock of TRW Inc. allocated to the account of the undersigned in the Plan and are solicited by the Board of Directors of TRW Inc. for the Special Meeting of Shareholders to be held on [            ,             ], 2002 at 8:30 a.m. in Cleveland, Ohio and any adjournment or postponement thereof.

The undersigned directs the co-trustees to vote as indicated on the other side of this card. The co-trustees are also authorized to vote in their fiduciary judgment and in accordance with the Plan on all other matters properly brought before the meeting.

Please sign exactly as your name appears to the left.

Signature

Date:	, 2002

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction card.

ê Please fold and detach card at perforation before mailing. ê

TRW INC.	VOTING INSTRUCTION CARD

These confidential voting instructions are solicited on behalf of the Board of Directors of TRW Inc. The shares allocated to your account will be voted as directed, but, if you return this card without specifying instructions, your shares will be voted at the discretion of the co-trustees of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER PROPOSAL.

	FOR	AGAINST	ABSTAIN
1.
Merger Proposal
Proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2002, by and among Northrop Grumman Corporation, TRW Inc. and Richmond Acquisition Corp., a wholly-owned subsidiary of Northrop Grumman Corporation (as the same may be amended from time to time).
	❑	❑	❑

Individual voting instructions will be kept confidential in accordance with TRW Inc.’s Confidential Voting Policy.